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MOSES & SINGER LLP

1301 Avenue of The Americas
New York, New York 10019-6076

Exhibit 5
March 30, 2005

Proginet Corporation
200 Garden City Plaza, Suite 220
Garden City, NY 11530

Ladies and Gentlemen:

        We have acted as counsel to Proginet Corporation, a Delaware corporation (the "Company"), in connection with a Registration Statement on Form SB-2 (the "Registration Statement"), being filed by the Company under the Securities Act of 1933, as amended (the "Act"), with the Securities and Exchange Commission relating to the potential resale of (i) 1,055,555 shares (the "Private Placement Shares") of the Company's common stock, par value $0.01 per share ("Common Stock"), which were issued pursuant to various subscription agreements (the "Subscription Agreements"), dated on or about January 10, 2005, by and between the Company and certain of the selling shareholders identified in the Registration Statement (the "Selling Shareholders"), (ii) 275,000 shares (together with the Private Placement Shares, the "Shares") of Common Stock issued to certain of the Selling Shareholders pursuant to the exercise of various warrants, and (iii) 100,000 shares of Common Stock (the "Warrant Shares"), which may be issued by the Company pursuant to the exercise of certain warrants issued to one of the Selling Shareholders (the "Warrants") pursuant to a consulting agreement dated September 22, 1999 with such Selling Shareholder (the "Consulting Agreement").

        In rendering the opinions expressed below, we have examined originals or copies, satisfactory to us, of (i) the Registration Statement, (ii) the Company's Certificate of Incorporation, as amended, (iii) the Company's amended and restated By-laws, (iv) the Consulting Agreement, (v) the Warrants and (vi) the resolutions of the Company's board of directors authorizing the issuance of the Shares, the Warrants, and the Warrant Shares. We have also reviewed such other matters of law as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In all of our examinations, we have assumed the accuracy of all information furnished to us, the authenticity of all documents submitted to us as originals and the conformity with the original documents of documents submitted to us as copies, as well as the genuineness of all signatures on all such documents.

        Finally, we are counsel admitted to practice only in the State of New York, and we express no opinions as to the applicable laws of any jurisdiction other than those of the State of New York, the United States of America and the General Corporation Law of the State of Delaware.

        Based upon the foregoing, we are of the opinion that (i) the Shares have been validly issued, fully paid and non-assessable, and (ii) the Warrant Shares, when issued in accordance with the terms of the Warrants, including payment of the exercise price therefor, will be validly issued, fully paid and non-assessable.

        We hereby consent to the use of our name under the caption "Legal Matters" in the prospectus constituting a part of the Registration Statement an to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Securities and Exchange Commission promulgated thereunder or Item 509 of Regulation S-K promulgated under the Act.

Very truly yours, /s/ MOSES & SINGER LLP MOSES & SINGER LLP

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